UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 12, 2005

MOLECULAR IMAGING CORPORATION

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-27725	11-2787966
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

9530 Towne Centre Drive, Suite #120

San Diego, California 92121

(Address of principal executive offices)

(858) 642-0032

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As of July 12, 2005, Molecular Imaging Corporation (the “Company”) has entered into forbearance agreements with Siemens Financial Services, Inc. (“Siemens”), Ascendiant PET Partners-I, LLC (“PET Partners”), and Citicorp Vendor Finance, Inc. (“Citicorp”) with respect to the defaults under their respective equipment lease agreements. The terms of the forbearance agreements provide that each of Siemens, PET Partners and Citicorp will forbear from exercising their rights, powers and remedies under the applicable leases, or rights and remedies existing at law or in equity, until September 30, 2005, provided the Company makes certain payments to each lessor and otherwise complies with the terms of the forbearance agreements. Under the terms of the forbearance agreements, the Company is obligated to make three monthly payments in the amount of $150,000 each to Siemens; $33,936.33 each to PET Partners; and $7,312.68 each to Citicorp. The amounts of these monthly payments represent one-third of the monthly payment obligation to each lessor under their respective leases. Copies of the forbearance agreements are attached to this Form 8-K.

The Company is in discussions with GE Healthcare Financial Services, Inc. (“GE”) to obtain a forbearance agreement upon similar terms as the forbearance agreements with Siemens, PET Partners and Citicorp. Although the Company believes it will obtain such a forbearance agreement from GE, there can be no assurances that GE will agree to such a forbearance agreement. If GE does not agree to such a forbearance agreement, GE may exercise its rights, powers and remedies under its leases, or rights and remedies existing at law or in equity, at any time. The Company voluntary returned two mobile scanning units to GE in May 2005.

As previously reported, the Company defaulted under its equipment leases with Siemens, GE, and PET-Partners. The Company also received a notice of default from agents of Citicorp for the Company’s failure to pay Citicorp the monthly lease payment of $21,938 that was due April 2005 under an equipment lease for one mobile scanning unit. These defaults entitle each respective equipment lessor to terminate its lease or leases with the Company; demand all outstanding amounts under the leases immediately due and payable; repossess the equipment; demand payment for all related costs and expenses; and/or assert any other rights they may have available at law or in or equity. The Company generates substantially all of its revenue from the operation of the molecular imaging equipment under these leases. The repossession of all or a substantial portion of the molecular imaging equipment under these leases would result in the Company’s inability to generate further revenues from such equipment which would have a material adverse affect on the Company’s operations and its ability to continue as a going concern.

During the forbearance period, the Company intends to continue discussions with all four equipment lessors to restructure or refinance the leases. The Company has also begun discussions with third parties for the refinancing of the leases. However, there is no present agreement in place to restructure these obligations, or any present agreement in place with any third party to refinance the leases, and there can be no assurances that any or all of the equipment lessors will agree to any restructuring or refinancing of the leases, or that the Company will obtain funding from a third party for the refinancing of the leases. If the Company is unable to restructure or refinance the leases prior to the end of the forbearance period on September 30, 2005, or if the Company fails to perform its obligations under the forbearance agreements, Siemens, PET-Partners and Citicorp shall have the right to exercise their rights, powers and remedies under their respective leases, or rights and remedies existing at law or in equity.

ITEM 2.02 RESULTS OF OPERATIONS

The Company’s unaudited service revenues for the twelve months ended June 30, 2005 were $18,644,000, compared to service revenues for the twelve months ended June 30, 2004 of $21,207,000. Approximately $1,403,000 of this $2,563,000 decline in service revenues is attributable to the election by many of our customers over the course of fiscal year 2004 to buy FDG direct from third party suppliers instead of including the FDG in the price of the service as they had in the past. The remaining approximately $1,160,00 decline in service revenues is attributable to the loss of certain service contracts and the resulting underutilization of the Company’s mobile scanning units and downward pressure on the price of molecular imaging scans. The Company is unable to report any further results of operations, or audited results of operations, until such time, if ever, as the Company resolves the previously reported issues relating to the historical accounting treatment used by the Company since 1999 with respect to its equipment leases. Until such time as the Company resolves those issues it cannot accurately report its operating expenses. These accounting treatments do not involve any fraud or wrongdoing by the Company.

ITEM 9.01. EXHIBITS

Exhibit Number	Description
10.71	Forbearance Agreement dated July 1, 2005 with Siemens Financial Services, Inc.

10.72	Forbearance Agreement dated July 5, 2005 with Ascendiant PET Partners-I, LLC

10.73	Forbearance Agreement dated July 12, 2005 with Citicorp Vendor Finance, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOLECULAR IMAGING CORPORATION

Dated: July 18, 2005	By:	/s/ Dennis M. Mulroy
Dennis M. Mulroy, Chief Financial Officer